Exhibit 99

Sypris Reports Fourth Quarter Results

Backlog Up 117%; 2023 Outlook Raised

LOUISVILLE, Ky.--(BUSINESS WIRE)--March 16, 2023--Sypris Solutions, Inc. (Nasdaq/GM: SYPR) today reported financial results for its fourth quarter and full-year ended December 31, 2022.

HIGHLIGHTS

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  Consolidated revenue for the quarter increased 15.2% year-over-year and 17.9% sequentially driven by continued expansion across the business.
  Gross profit rose 4.3% from the prior-year period and 133.0% sequentially.
  Earnings for the period of $0.01 per diluted share represented an $0.11 per share increase sequentially from the third quarter of 2022.
  Orders increased 102.7% year-over-year and 71.3% sequentially, while backlog jumped 117.3% and 16.9%, respectively.
  Quarterly revenue for Sypris Electronics increased 13.2% year-over-year and 52.9% sequentially. Gross profit rose 14.4% and 164.1%, respectively, while backlog increased 119.5%, or $64.5 million, to $118.5 million from the prior year end.
  Quarterly revenue for Sypris Technologies increased 16.6% year-over-year and 1.0% sequentially. Orders for energy products rose 71.4% when compared to the prior-year period, while backlog increased 75.6% from the prior year end.
  During the quarter, Sypris Electronics announced an amendment to an existing multi-year supply agreement to increase deliveries for a large, mission-critical Navy program. The amended contract, including options, now provides for the purchase of up to $77.0 million of assemblies, representing a 39.5% increase in potential volume compared to the original base contract. Sypris also received releases for the first year of production with shipments scheduled to begin in 2023.
  Sypris Electronics also announced a follow-on award from a U.S. DOD prime contractor for a secure communications infrastructure program. Sypris will produce and test the embedded circuit card assemblies that will perform certain cryptographic functions for the Army Key Management System. Production is expected to begin in 2023.
  Subsequent to quarter end, Sypris Electronics announced that it had received an award to produce and test electronic interface modules for a U.S. Department of Defense missile weapons system as part of an ongoing modernization program. Production is expected to begin in 2023.
  On March 7, Sypris Technologies announced that it had entered into an amendment to its existing supply agreement with Detroit Diesel Corporation, a subsidiary of Daimler Truck North America, to produce a new series of part numbers for driveline components for use in Detroit® Diesel-branded drive axles. The components to be produced by Sypris will be essential to the performance of the drive axles of Freightliner’s heavy-duty trucks. Production is expected to begin in 2023.
  The Company raised its outlook for 2023, with revenue now expected to increase 25-30% year-over-year, reflecting the continued momentum of new contract awards and strong backlog across many of the Company’s markets. We expect margins to expand 175-225 basis points year-over-year and cash flow from operations to be solid, reflecting the positive impact of earnings growth.

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“We were pleased with our fourth quarter performance, as we continued to expand across all segments of our business. Material shortages and supply chain disruptions are abating, and our focus is clearly on meeting the growing demand of our customers. We have reached the inflection point, with future shipments now expected to reflect the impact of our growing backlog,” commented Jeffrey T. Gill, President and Chief Executive Officer.

“Backlog for Sypris Electronics continued to increase on both a year-over-year and sequential basis, resulting in our largest book of business in over a decade. The record $118 million backlog is expected to support revenue growth through 2024. Customer funding has already been secured for a portion of these key programs, which enables us to procure inventory under multi-year purchase orders to mitigate future supply chain issues.

“Overall demand from customers serving the automotive, commercial vehicle, sport utility and off-highway markets has remained somewhat stable, with new product line shipments offsetting headwinds for automotive and commercial vehicle components as our customers adjust inventory levels to align with OEM build schedules. While we continue to experience volatility within this market, current forecasts are predicting that 2023-2027 will be the strongest five years ever experienced by the North American Class 8 truck market.

“We continue to invest in new equipment, maintain or upgrade existing assets, and drive continuous improvement initiatives to add capacity and support more cost-efficient operations in the future. The successful extension of long-term contracts with two of our key Sypris Technologies’ customers during the year supports our revenue base and provides opportunities to expand these relationships in the coming years.

“Orders for our energy products during the fourth quarter increased 71% year-over-year, with open quotes outstanding on several large projects. Additional opportunities for growth may exist with new projects in support of increasing rig counts over pre-pandemic levels. We are also actively pursuing applications for our products in adjacent markets to further diversify our industry and customer portfolios.”

Fourth Quarter and Full-Year Results

The Company reported revenue of $29.7 million for the fourth quarter ended December 31, 2022, compared to $25.8 million for the prior-year period. Net income was $0.1 million, or $0.01 per diluted share, compared to $0.4 million, or $0.02 per diluted share, for the prior-year period.

For the full-year 2022, the Company reported revenue of $110.1 million compared with $97.4 million for the prior-year period. The Company reported a net loss of $2.5 million, or $0.11 per share, for 2022 compared with net income of $2.9 million, or $0.13 per diluted share, for the prior-year period. Results for 2021 include the recognition of a $3.6 million gain on the forgiveness of the Company’s PPP loan.

Sypris Technologies

Revenue for Sypris Technologies increased to $17.2 million in the fourth quarter of 2022, compared to $14.7 million for the prior-year period. Increased shipments of energy components and steel price increase pass-throughs contributed to the increase. These increases were partially offset by lower shipment volume to the commercial vehicle market due to inventory rebalancing at year-end. Gross profit for the fourth quarter of 2022 was $2.2 million, or 12.9% of revenue, compared to $2.3 million, or 15.8% of revenue, for the same period in 2021. In addition to the change in revenue mix, gross profit for the fourth quarter of 2022 was impacted by production inefficiencies driven by volatile customer demand schedules and inflation.

Sypris Electronics

Revenue for Sypris Electronics increased to $12.5 million in the fourth quarter of 2022 compared to $11.1 million for the prior-year period. The increase in revenue for the three months ended December 31, 2022, was primarily due to the ramping of production under a follow-on program along with increased shipments for a communications program. Supply chain constraints partially offset these gains, limiting shipments on certain other programs during the period. Gross profit for the fourth quarter of 2022 was $2.4 million, or 18.9% of revenue, compared to $2.1 million, or 18.7% of revenue, for the same period in 2021 due to the higher volumes.

Outlook

Commenting on the future, Mr. Gill added, “While challenging supply chain conditions impacted our 2022 results, demand from customers serving the automotive, commercial vehicle and sport utility markets has remained at high levels. Similarly, demand from customers in the defense and communications sector remains robust, while the outlook for the energy market continues to move in the right direction.

“Our record backlog, new program wins and long-term contract extensions are expected to support continued revenue and earnings growth during 2023. We now expect revenue to increase 25-30% year-over-year as a result of the combined strength of our backlog for Sypris Electronics, increasing orders for our energy products and anticipated new program wins for Sypris Technologies’ commercial vehicle product line. We also continue to expect to achieve gross margin expansion in the range of 175 to 225 basis points and cash flow from operations is expected to remain positive for the year.

Webcast and Conference Call Information

Sypris Solutions will host a listen only conference call to discuss the Company's financial results today, March 16, 2023, at 9:00 a.m. (Eastern Time). To listen to the call, participants should dial (833) 316-0560 approximately 10 minutes prior to the start of the call (ask to be joined into the Sypris Solutions, Inc. call).

The live broadcast of Sypris’ quarterly conference call will also be available online at www.sypris.com on March 16, 2023, beginning at 9:00 a.m. (Eastern Time). The online replay will be available at approximately 11:00 a.m. (Eastern Time) and continue for 30 days. Related presentation materials will be posted to the “Investor Information” section of the Company’s website at www.sypris.com, located under the sub-heading “Upcoming Events,” prior to the call.

About Sypris Solutions

Sypris Solutions is a diversified manufacturing and engineering services company serving the defense, transportation, communications, and energy industries. For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements include our plans and expectations of future financial and operational performance. Each forward-looking statement herein is subject to risks and uncertainties, as detailed in our most recent Form 10-K and Form 10-Q and other SEC filings. Briefly, we currently believe that such risks also include the following: our failure to achieve and maintain profitability on a timely basis by steadily increasing our revenues from profitable contracts with a diversified group of customers, which would cause us to continue to use existing cash resources or require us to sell assets to fund operating losses; cost, quality and availability or lead times of raw materials such as steel, component parts (especially electronic components), natural gas or utilities including increased cost relating to inflation; the cost, quality, timeliness, efficiency and yield of our operations and capital investments, including the impact of inflation, tariffs, product recalls or related liabilities, employee training, working capital, production schedules, cycle times, scrap rates, injuries, wages, overtime costs, freight or expediting costs; dependence on, retention or recruitment of key employees and highly skilled personnel and distribution of our human capital; volatility of our customers’ forecasts and our contractual obligations to meet current scheduling demands and production levels, which may negatively impact our operational capacity and our effectiveness to integrate new customers or suppliers, and in turn cause increases in our inventory and working capital levels; our failure to successfully complete final contract negotiations with regard to our announced contract “orders”, “wins” or “awards”; adverse impacts of new technologies or other competitive pressures which increase our costs or erode our margins; breakdowns, relocations or major repairs of machinery and equipment, especially in our Toluca Plant; the fees, costs and supply of, or access to, debt, equity capital, or other sources of liquidity; the termination or non-renewal of existing contracts by customers; the costs and supply of insurance on acceptable terms and with adequate coverage; the impact of COVID-19 and economic conditions on our future operations; possible public policy response to the pandemic, including U. S or foreign government legislation or restrictions that may impact our operations or supply chain; our failure to successfully win new business or develop new or improved products or new markets for our products; risks of foreign operations; currency exchange rates; inflation; war, geopolitical conflict, terrorism, or political uncertainty, including disruptions resulting from the Russia-Ukraine war arising out of international sanctions, foreign currency fluctuations and other economic impacts; our reliance on a few key customers, third party vendors and sub-suppliers; inventory valuation risks including excessive or obsolescent valuations or price erosions of raw materials or component parts on hand or other potential impairments, non-recoverability or write-offs of assets or deferred costs; disputes or litigation involving governmental, supplier, customer, employee, creditor, stockholder, product liability, warranty or environmental claims; failure to adequately insure or to identify product liability, environmental or other insurable risks; unanticipated or uninsured product liability claims, disasters, public health crises, losses or business risks; the costs of compliance with our auditing, regulatory or contractual obligations; labor relations; strikes; union negotiations; costs associated with environmental claims relating to properties previously owned; pension valuation, health care or other benefit costs; our inability to patent or otherwise protect our inventions or other intellectual property rights from potential competitors or fully exploit such rights which could materially affect our ability to compete in our chosen markets; our reliance on revenues from customers in the oil and gas and automotive markets, with increasing consumer pressure for reductions in environmental impacts attributed to greenhouse gas emissions and increased vehicle fuel economy; U.S. government spending on products and services that Sypris Electronics provides, including the timing of budgetary decisions; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; cyber security threats and disruptions, including ransomware attacks on our systems and the systems of third-party vendors and other parties with which we conduct business, all of which may become more pronounced in the event of geopolitical conflicts and other uncertainties, such as the conflict in Ukraine; our ability to maintain compliance with the Nasdaq listing standards minimum closing bid price; risks related to owning our common stock, including increased volatility; or unknown risks and uncertainties. We undertake no obligation to update our forward-looking statements, except as may be required by law.

SYPRIS SOLUTIONS, INC.
Financial Highlights
(In thousands, except per share amounts)

	Three Months Ended
	December 31,
	2022	2021
	(Unaudited)
Revenue	$29,712	$25,800
Net income	$140	$436
Income per common share:
Basic	$0.01	$0.02
Diluted	$0.01	$0.02
Weighted average shares outstanding:
Basic	21,759	21,694
Diluted	21,759	22,941

	Year Ended
	December 31,
	2022	2021
	(Unaudited)
Revenue	$110,121	$97,434
Net (loss) income	$(2,494)	$2,923
(Loss) income per common share:
Basic	$(0.11)	$0.14
Diluted	$(0.11)	$0.13
Weighted average shares outstanding:
Basic	21,729	21,585
Diluted	21,729	23,001

Sypris Solutions, Inc.
Consolidated Statements of Operations
(in thousands, except for per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Net revenue:
Sypris Technologies	$17,163	$14,715	$69,259	$61,737
Sypris Electronics	12,549	11,085	40,862	35,697
Total net revenue	29,712	25,800	110,121	97,434
Cost of sales:
Sypris Technologies	14,947	12,389	60,709	53,622
Sypris Electronics	10,172	9,008	34,559	29,306
Total cost of sales	25,119	21,397	95,268	82,928
Gross profit:
Sypris Technologies	2,216	2,326	8,550	8,115
Sypris Electronics	2,377	2,077	6,303	6,391
Total gross profit	4,593	4,403	14,853	14,506
Selling, general and administrative	3,789	3,291	14,489	12,596
Operating income	804	1,112	364	1,910
Interest expense, net	326	224	1,110	868
Other expense, net	145	147	800	645
Forgiveness of PPP Loan and related interest	-	-	-	(3,599)
Income (loss) before taxes	333	741	(1,546)	3,996
Income tax expense, net	193	305	948	1,073
Net income (loss)	$140	$436	$(2,494)	$2,923
Income (loss) per common share:
Basic	$0.01	$0.02	$(0.11)	$0.14
Diluted	$0.01	$0.02	$(0.11)	$0.13
Dividends declared per common share	$-	$-	$-	$-
Weighted average shares outstanding:
Basic	21,759	21,694	21,729	21,585
Diluted	21,759	22,941	21,729	23,001

Sypris Solutions, Inc.
Consolidated Balance Sheets
(in thousands, except for share data)

	December 31,
	2022	2021
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$21,648	$11,620
Accounts receivable, net	8,064	8,467
Inventory, net	42,133	30,100
Other current assets	8,133	5,868
Total current assets	79,978	56,055
Property, plant and equipment, net	15,532	14,140
Operating lease right-of-use assets	4,251	5,140
Other assets	4,383	4,170
Total assets	$104,144	$79,505
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,638	$11,962
Accrued liabilities	33,316	19,646
Operating lease liabilities, current portion	1,168	1,063
Finance lease obligations, current portion	1,102	983
Equipment financing obligations, current portion	398	336
Note payable - related party, current portion	2,500	-
Total current liabilities	56,122	33,990

Operating lease liabilities, net of current portion	3,710	4,878
Finance lease obligations, net of current portion	2,536	3,469
Equipment financing obligations, net of current portion	738	868
Note payable - related party	3,989	6,484
Other liabilities	17,474	10,530
Total liabilities	84,569	60,219
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 975,150 shares authorized;
no shares issued	-	-
Series A preferred stock, par value $0.01 per share, 24,850 shares
authorized; no shares issued	-	-
Common stock, non-voting, par value $0.01 per share, 10,000,000 shares
authorized; no shares issued	-	-
Common stock, par value $0.01 per share, 30,000,000 shares authorized;
22,175,664 shares issued and 22,175,645 outstanding in 2022 and
21,864,743 shares issued and 21,864,724 outstanding in 2021 and	221	218
Additional paid-in capital	155,535	154,904
Accumulated deficit	(115,336)	(112,842)
Accumulated other comprehensive loss	(20,845)	(22,994)
Treasury stock, 19 in 2022 and 2021	-	-
Total stockholders’ equity	19,575	19,286
Total liabilities and stockholders’ equity	$104,144	$79,505

Consolidated Cash Flow Statements
(in thousands)

	Year Ended
	December 31,
	2022	2021
	(Unaudited)
Cash flows from operating activities:
Net (loss) income	$(2,494)	$2,923
Adjustments to reconcile net (loss) income to net cash
provided by operating activities:
Depreciation and amortization	3,088	2,646
Forgiveness of PPP Loan and related interest		(3,599)
Deferred income taxes	329	1,015
Stock-based compensation expense	683	491
Deferred loan costs recognized	6	7
Net loss on the sale of assets	-	11
Provision for excess and obsolete inventory	65	162
Non-cash lease expense	890	963
Other noncash items	(148)	150
Contributions to pension plans	(60)	(297)
Changes in operating assets and liabilities:
Accounts receivable	345	(1,265)
Inventory	(11,804)	(13,978)
Prepaid expenses and other assets	(3,072)	(1,314)
Accounts payable	5,556	5,268
Accrued and other liabilities	20,409	11,055
Net cash provided by operating activities	13,793	4,238
Cash flows from investing activities:
Capital expenditures	(3,041)	(2,824)
Proceeds from sale of assets	10	10
Net cash used in investing activities	(3,031)	(2,814)
Cash flows from financing activities:
Principal payments on finance lease obligations	(982)	(499)
Principal payments on equipment financing obligations	(352)	(176)
Proceeds from Paycheck Protection Program loan	-	-
Indirect repurchase of shares for minimum statutory tax withholdings	(49)	(607)
Net cash used in financing activities	(1,383)	(1,282)
Effect of exchange rate changes on cash balances	649	(128)
Net increase in cash and cash equivalents	10,028	14
Cash and cash equivalents at beginning of period	11,620	11,606
Cash and cash equivalents at end of period	$21,648	$11,620

Contacts

Richard L. Davis
Vice President & Chief Financial Officer
(502) 329-2000